Exhibit 99.1

CRESCENT FINANCIAL CORPORATION FINALIZES ACQUISITION OF

PORT CITY CAPITAL BANK

September 1, 2006 (Cary, North Carolina) –Crescent Financial Corporation (NasdaqGM – CRFN) announced today that it had completed its acquisition of Port City Capital Bank, Wilmington, NC. As a result of the acquisition, Crescent Financial Corporation now operates two wholly owned banking subsidiaries: Port City Capital Bank and Crescent State Bank, Cary, NC. The acquisition creates a multi-bank holding company with $662.6 million in total assets on a consolidated basis as of June 30, 2006. Port City Capital Bank operates one office in Wilmington, NC. Crescent State Bank is a full service community-oriented bank which operates ten full service branch offices in Wake, Johnson, Lee and Moore Counties, NC.

Michael G. Carlton, President and CEO of Crescent Financial Corporation stated: “We are pleased to have this transaction complete and to begin our partnership with this outstanding team of bankers in Wilmington. We are excited about the opportunities this transaction will afford both Crescent State Bank and Port City Capital Bank as well as the shareholders of Crescent Financial Corporation. Also, we welcome the additions of Bill Cameron, Chad Paul and Jon Vincent to the Board of Directors of Crescent Financial Corporation. Their expertise in the Wilmington market will be a great benefit to our combined board as we look to build on the tremendous successes of the management and employees of Port City Capital Bank.”

“We are proud of the accomplishments of Port City Capital Bank to date and we look forward to continuing to build on those successes as a subsidiary of Crescent Financial Corporation going forward” said W. Keith Betts, President and CEO of Port City Capital Bank. “This combination allows Port City Capital Bank to continue to serve its customers as it has since day one with the added financial support of Crescent Financial Corporation. The combination also provides our shareholders with a great return for their investment,” continued Betts.

The transaction, which was announced in April 2006, is a stock and cash transaction valued at approximately $39.0 million based on the average closing price of Crescent’s common stock for the two days before through two days after the terms of the deal were agreed to and announced. For each share of Port City Capital Bank a shareholder owns, he or she will receive 2.2620 shares of Crescent’s common stock and $3.30 in cash.

At June 30, 2006, Crescent Financial Corporation reported total assets of $470.8 million, total deposits of $369.6 million, total shareholders’ equity of $43.0 million and unaudited earnings for the first six months of 2006 of $2.0 million. At June 30, 2006, Port City Capital Bank had total assets of $169.9 million, total deposits of $155.7 million, total shareholders’ equity of $13.7 million and unaudited earnings for the first six month of 2006 of $1.1 million.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.